EXHIBIT 10(e)(e)

                                GUILFORD FABRIC
                      GUILFORD MILLS, INC. GREENSBORO, NC
           P.O. Box 26969 - Greensboro, NC 27419-6969 - (336) 316-4000

AUGUST 17, 2001

BYRON J. MCCUTCHEN

SSN: ###-##-####

Hire Date: 04/01/1994

RE:  SEPARATION, GENERAL RELEASE, AND AGREEMENT

In consideration of the covenants undertaken and the releases and agreements contained in this letter, it is agreed between you (herein "Associate") and Guilford Mills, Inc. (herein "Company") as follows:

1. The Associate's employment will cease for business reasons and such separation is to be effective 08/28/2001.

2. The Associate shall not return to the Company hereafter, for the purpose of making or taking copies, in any form or manner, lists of customers, prices, fabrics, samples, marketing plans, and any similar confidential materials or information.

3. With the intention of binding the Associate and the Associate's heirs, the Associate waives any and all claims and expressly releases Guilford Mills, Inc. and its subsidiaries and Associates from any and all claims the Associate has now or might have in the future. This release and waiver includes, but is not limited to, any and all claims the Associate might have under any State and Federal law or any common law of action arising from his employment or termination.

4. Specifically, but without limitation, the Associate waives and releases Guilford Mills, Inc. and its subsidiaries and Associates from any and all claims the Associate has now or might have in the future for alleged violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, and any other Federal and State law prohibiting discrimination on account of race, color, age, sex, marital status, national origin, or any disability the Associate may have.

5. The Associate waives and releases Guilford Mills, Inc. and its subsidiaries and Associates from any claims the Associate might have under the Age Discrimination in Employment Act.

6. The Associate waives any claims the Associate has now or might have in the future against Guilford Mills, Inc. and its subsidiaries and Associates for wrongful termination, breach of any alleged contract or for any claim seeking monetary or equitable relief.

7. The Associate releases Guilford Mills, Inc. from any claims for personal injury or emotional distress, including but not limited to humiliation, shock, bodily injury, mental distress, disease or loss of reputation.

8. The Associate acknowledges that during the Associate's employment with the Company, the Associate has acquired sensitive information, trade secrets, confidential and proprietary information of Guilford Mills, Inc. and the Associate will not disclose or use such information or trade secrets in any way, directly or indirectly, in the future.

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BYRON J. MCCUTCHEN


9. If prior to the Final Payment Date, the Associate engages in any of the following activities, then the payments described in Section 11 shall cease: 1) If the Associate provides services (whether as an agent, employee or otherwise) to any enterprise which competes with Guilford's Business, as defined below, or 2) If the Associate solicits, hires or retains any person who is employed or retained by Guilford on the date the Associate's employment with Guilford terminated or who has been employed by Guilford during the 12 month period preceding such date.

      The term "Business" means the business of developing, knitting, dyeing and finishing, designing, printing, marketing or selling fabrics or lace. The Associate shall promptly notify the Company if he/she engages in any of the above activities.

10. The Associate's benefits, under the Salaried Associate Retirement Profit Sharing Plan and the 401(k) Savings and Investment Plan, Excess Benefit Plan, Senior Managers Supplemental Retirement Plan and Stock Options(as outlined in your Benefits Summary), will be paid in accordance with the payment provisions of the Plan. You should contact your Human Resources representative for details.

11. The Company shall pay to the Associate the total sum of $143,750.00 (less applicable withholding taxes*** and insurance premiums) as final compensation, which sum shall be paid in the following manner: the sum of $23,958.33 per MONTH beginning 09/15/2001 or as soon hereafter, as feasible upon receipt of the signed Release Agreement. The last check will be in the amount of $23,958.33, and will be paid 02/15/2002. Any remaining vacation entitlement will be paid on the next pay cycle after your last day worked. All checks will be mailed to the Associate's home address unless you have direct deposit. John Emrich has stated he would review, based on how the transition goes as well as the financial condition of the company, the extension of your severance if you are not gainfully employed by 2/28/2001. This evaluation is not a promise of additional severance, but a review will be made.

      *** Administration of severance payments falls under the guidelines of IRS tax code Sec. 3402 (g); Reg. 31.3402 (g); Circular E, Publication 15. The IRS defines severance payments to be "supplemental wages". By law, companies are required to withhold tax on all supplemental wage payments at a flat federal tax rate of 28%. Guilford Mills and it's associates, regardless of their current withholding rate or tax bracket, are compelled to follow IRS code and it is not within our authority to override the tax regulations.

12. The Associate's medical/dental insurance coverage that are in effect on 08/28/2001 will be continued (with exception of disability coverage which will not be continued beyond 08/28/2001), through 02/28/2002, through the COBRA extension of benefits. The Associate will be required to pay the regular medical premiums and the company will pay for the remaining COBRA premium. Premiums will be deducted from the severance pay checks the Associate receives outlined in Item #11 (see Benefits Summary).

13. If the Associate is not eligible for coverage under another group medical/dental insurance plan on 02/28/2002, the Associate will have the option to continue medical/dental coverage at the full COBRA rates (see Benefits Summary).

14. The Associate's supplemental life insurance coverage will continue through 02/28/2002 at regulary cost. After 02/28/2002, or sooner if the Associate is eligible for coverage under another group life insurance policy, the Associate will have the right to convert his life insurance to a private policy if the Associate so desires.

15. The Associate will receive a net lump sum of $10,200 in lieu of a September 30, 2001 payment to his Salaried Associates Retirement and Profit Sharing Plan.

16. Under the Senior Managers Supplemental Retirement Plan, the Associate will receive at age 65 an annual retirement benefit of $80,000 for 10 years payable monthly.

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BYRON J. MCCUTCHEN


17. The Associate shall conduct himself/herself in a professional and courteous manner in connection with the covenants in this agreement including any applicable transition period. The Company may at any time terminate all covenants and agreements contained in this agreement if at any time the Company determines in its sole discretion that the Associate is in any way adversely affecting other fellow associates, customers, vendors, and the Company's reputation and public image.

18. The Associate represents that all outstanding balances incurred by him/her and due on any credit cards or accounts issued to or used by him/her through the Company have been paid, including, but not limited to, those for which the Associate has been reimbursed. The Associate also agrees to pay on a timely basis any balances not yet due on such cards or accounts. Without limiting the Company's remedies for the Associate's failure to make such payments, the Company may withhold the amount of such balance from the Associate's severance payment(s) and may forward such amount to the appropriate creditor on the Associate's behalf.

19. The Associate, on behalf of himself/herself and his heirs, assigns and successors, hereby fully releases and discharges the Company from any and all claims, wages, demands, rights agreements, causes of action, suits, and liabilities of whatever kind or nature which the Associate now owns or holds, or has at any time heretofore owned or held, as against the Company arising out of or in any way connected with the Associate's employment relationship with the Company, save and except for obligations of payment contained in this letter, and rights pursuant to continuation of his healthcare and life insurance benefits, which rights shall commence as of the date of this Agreement.

20. This letter constitutes and contains the entire agreement and understanding concerning the Associate's employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations, and all agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof.

The Associate understands that this General Release and Waiver Agreement is a binding legal document and that the Associate has been advised in writing by Guilford Mills, Inc. to seek legal counsel at his own expense in considering its terms and conditions. The Associate has 21 days to do so. The Associate understands that he/she does not have to wait 21 days to sign the Agreement if the Associate does not want to.

The Associate further acknowledges that this General Release and Waiver Agreement has been read, that the Associate understands the rights that are being waived and the consequences of his signature on this General Release and Waiver Agreement, that the Associate executes this General Release and Waiver Agreement knowingly, voluntarily, and with a genuine intent to waive the rights identified herein, and that the Associate has not been subjected to any coercion or pressure to sign it.

The Associate has seven (7) days after signing this Agreement to revoke the Agreement and the rights identified herein.


                                   Accepted this 7th day of September,2001.


ACCEPTED:


                                 /s/ Byron J. McCutchen  /   September 7, 2001
                                 ----------------------      -----------------
                                 BYRON J. MCCUTCHEN          DATE


/s/ Richard E. Novak
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HUMAN RESOURCES REPRESENTATIVE

August 21, 2001
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DATE REVIEWED WITH ASSOCIATE